Exhibit 10.4

Sterion Sells Medical Product Business

to Aspen Surgical Products

Authorizes Share Repurchase

MINNEAPOLIS, November 8, 2004 /PRNewswire-FirstCall/ -- Sterion Incorporated (Nasdaq: STEN) today announced that the company has sold its medical product business located in Ham Lake, Minnesota to Grand Rapids, Michigan based Aspen Surgical Products for  $6.5  million in cash and notes.  The company expects to realize a pretax gain of approximately $.75 per share in its second fiscal quarter ending December 31, 2004.  In addition, the agreement calls for certain contingent payments based upon future performance of the business. The businesses included in the sale includes the Company’s disposable operating room support products, private-label manufacturing, and the Surgidyne brand of surgical wound drainage products.  Aspen also acquired the Sterion, Oxboro and Surgidyne brand names.  The Company will provide Aspen with transitional manufacturing services for these products for a short period following the closing of the sale.

The company also announced that its board of directors has authorized a new share repurchase plan covering 175,000 shares.  These shares may be repurchased from time to time as market conditions permit.

The sale reflects Sterion’s strategic decision to focus its management attention and resources on businesses it believes will provide significant opportunities to grow value for its shareholders, including its LifeSafe and Burger Time business units.

About Sterion

Sterion Incorporated, headquartered in Minnesota, is a diversified business. Through LifeSafe Services, the Company provides business customers emergency oxygen equipment and related products and services. On July 1, 2004 the Company acquired an 11-unit chain of fast-food, drive-through restaurants operated under the Burger Time name. The Company also provides contract manufacturing services for surgical instrument sterilization container systems. With the sale to Aspen Surgical Products, the Company has disposed of the business units historically included its medical products group composed of disposable operating room support products, private-label manufacturing, and the Surgidyne brand of surgical wound drainage products.

About Aspen Surgical Products

Aspen Surgical is a privately held company based in Grand Rapids, Michigan.  The company is a leading manufacturer of disposable medical products focusing on the operating room environment.  Aspen Surgical currently sells its products to over 5000 U.S. hospitals and in 40 countries worldwide.

Sterion Incorporated common stock is traded on the Nasdaq SmallCap Market under the symbol STEN. More information about Sterion is available at the Company's website: http://www.sterion.com . Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors. These risks are described in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2003 and other filings with the Securities and Exchange Commission. The Company undertakes no duty or obligation to update any of the forward- looking statements after the date of this release.